CERTIFICATE OF MERGER
                                     OF
                               SHARECOM, INC.
                           an Illinois corporation
                                     and
                         ANONYMOUS DATA CORPORATION
                            a Nevada corporation



     The undersigned corporations, SHARECOM, INC., an Illinois corporation ("SCI"), and ANONYMOUS DATA CORPORATION, a Nevada corporation ("ADC"), do hereby certify:

     1. SCI is a corporation duly organized and validly existing under the laws of the State of Illinois. Articles of Incorporation were originally filed on June 7, 2000.

     2. ADC is a corporation duly organized and validly existing under the laws of the State of Nevada. Articles of Incorporation were originally filed on November 15, 1996.

     3. ADC and SCI are parties to a Merger Agreement, as amended, pursuant to which SCI will be merged with and into ADC. Upon completion of the merger ADC will be the surviving corporation in the merger and SCI will be dissolved. Pursuant to the Merger Agreement the stockholders of SCI will receive stock in ADC.

     4. The Articles of Incorporation and Bylaws of ADC as existing prior to the effective date of the merger shall continue in full force as the Articles of Incorporation and Bylaws of the surviving corporation. The
Articles of Incorporation shall be amended to change the name to ShareCom, Inc.

     5. The complete executed Agreement and Plan of Merger dated as of June 27, 2001, which sets forth the plan of merger providing for the merger of SCI with and into ADC is on file at the corporate offices of ADC.

     6. A copy of the Merger Agreement will be furnished by ADC on request and without cost to any stockholder of any corporation which is a party to the merger.

     7. The plan of merger as set forth in the Agreement and Plan of Merger, has been approved by a majority of the Board of Directors of ADC at a meeting held June 26, 2001.

     8.            ADC   has  19,307,750  shares  of  common  stock   issued,
outstanding and entitled to vote on the merger. At a meeting of the Shareholders of ADC held July 25, 2001 16,368,225 shares voted in favor of the merger and no votes were cast against the merger, making the total votes in favor of the merger sufficient for approval by the shareholders entitled to vote.

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     9.        The  plan of merger as set forth in the Agreement and Plan  of
Merger, was unanimously approved by all of the Board of Directors of SCI by written consent dated July 15, 2001.

     10. SCI has 1,000 shares of common stock issued, outstanding and entitle to vote on the merger. All 1,000 shares unanimously voted in favor of the merger by written consent dated July 15, 2001.

     11. The manner in which the exchange of issued shares of SCI shall be affected is set forth in the Agreement and Plan of Merger.

     12. It is agreed that, upon and after the issuance of a certificate of merger, consolidation or exchange by the Secretary of State of the State of Illinois:

          a. The surviving corporation may be served with process in the State of Illinois in any proceeding for the enforcement of any obligation of any corporation organized under the laws of the State of Illinois which is a party to the merger, consolidation or exchange and in any proceeding for the enforcement of the rights of a dissenting shareholder of any such corporation organized under the laws of the State of Illinois against the surviving, new or acquiring corporation.

          b. The Secretary of State of the State of Illinois shall be and hereby is irrevocably appointed as the agent of the surviving, new or acquiring corporation to accept service of process in any such proceedings, and

          c. The surviving, new or acquiring corporation will promptly pay to the dissenting shareholders of any corporation organized under the laws of the State of Illinois which is a party to the merger, consolidation or exchange the amount, if any, to which they shall be entitled under the provisions of ?The Business Corporation Act of 1983" of the State of Illinois with respect to the rights of dissenting shareholders.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Merger this
25th day of July, 2001.

SHARECOM, INC.                          ANONYMOUS DATA CORPORATION
an Illinois Corporation                 A Nevada Corporation


By/s/ Brad Nordling                    By/s/ William Somers
  Brad Nordling, President                  WILLIAM SOMERS, President


By/s/ Michele Smith                    By/s/ Donna Clark
   Michele SMith, Secretary                   DONNA CLARK, Secretary



STATE OF NEVADA     )
                    )  SS:
COUNTY OF CLARK     )

     On July 24, 2001 before  me,  a  Notary  Public,  personally   appeared
Brad Nordling who is the President of SHARECOM, INC., and who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacities and that, by his signatures on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal.

                              /s/ Anthony DeMint
                              ________________________________
                              Notary Public



STATE OF ILLINOIS   )
                    )  SS:
COUNTY OF WIEL      )

     On July 25, 2001 before  me,  a  Notary  Public,  personally   appeared
Michele Smith who  is  the Secretary of SHARECOM,  INC.,   and  who  is
personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her authorized capacities and that, by her signatures on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal.

                              /s/ E. Johnson
                              ________________________________
                              Notary Public





STATE OF NEVADA     )
                    )  SS:
COUNTY OF CLARK     )

     On July 25, 2001 before me, a Notary Public, personally appeared WILLIAM SOMERS and DONNA CLARK who are the President and Secretary, respectively, of ANONYMOUS DATA CORPORATION and who is personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacities and that, by his signatures on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal.

                              /s/ Debra K. Amigone
                              ________________________________
                              Notary Public